Exhibit 99.2

Friendly Ice Cream Corporation Announces Employment Inducement Awards to New Chief Executive Officer

     WILBRAHAM, Mass.--(BUSINESS WIRE)--Jan. 10, 2007--Friendly Ice Cream Corporation (AMEX: FRN) today reported the grant of stock options to purchase 75,000 shares of the Company's common stock to George Condos as a material inducement to his employment as the Company's new President and Chief Executive Officer. These non-qualified stock options were granted pursuant to an exemption from the stockholder approval requirements set forth in Section 711 of the American Stock Exchange Company Guide. The stock options have an exercise price equal to the Company's closing price on January 8, 2007 and vest over a three-year period.

     About Friendly Ice Cream Corporation

     Friendly Ice Cream Corporation is a vertically integrated restaurant company serving signature sandwiches, entrees and ice cream desserts in a friendly, family environment in more than 520 company and franchised restaurants throughout the Northeast. The company also manufactures ice cream, which is distributed through more than 4,500 supermarkets and other retail locations. With a 70-year operating history, Friendly's enjoys strong brand recognition and is currently revitalizing its restaurants and introducing new products to grow its customer base.


     CONTACT: Friendly Ice Cream Corporation
              Deborah Burns, 413-731-4124
              Senior Director Investor Relations